CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Annual Report on Form 10-K/A of Universal Bioenergy, Inc. (formerly Palomine Mining Inc.) of our Report Of Independent Registered Public Accounting Firm, dated May 29, 2007, of the balance sheet as at January 31, 2007, and the related statements of operations, cash flows and stockholders’ equity (deficiency) for the year ended January 31, 2007, and for the cumulative period from inception, August 13, 2004, to January 31, 2007.

Vancouver, Canada	“Morgan & Company”

December 21, 2009	Chartered Accountants